For Immediate Release
Contact:
Debi Ethridge	Jerry Daly or Carol McCune
Vice President, Finance & Investor Relations	Daly Gray Public Relations (Media)
dethridge@lodgian.com	jerry@dalygray.com
(404) 365-2719	(703) 435-6293

Lodgian Files Registration Statement for Common Stock Offering

     ATLANTA, Ga., March 9, 2004—Lodgian, Inc. (AMEX: LGN and LGN.pr), one of the nation’s largest independent owners and operators of full-service hotels, announced today that it has filed a registration statement with the Securities and Exchange Commission regarding a public offering of $175 million of its common stock.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) will be the lead underwriter. Underwriters will have an option to purchase up to an incremental 15 percent of the common shares offered to cover over-allotments, if any.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

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Lodgian

     A copy of the prospectus may be obtained when it becomes available from the Merrill Lynch Prospectus Department located at 4 World Financial Center, New York, NY 10080.

About Lodgian

     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 92 hotels with 17,417 rooms located in 30 states and Canada. Of the company’s 92-hotel portfolio, 61 are under the InterContinental Hotels Group (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 16 are under Marriott brands (Courtyard by Marriott, Fairfield Inn and Residence Inns), and 10 are affiliated with four other nationally recognized hospitality franchisors. Five hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.